Exhibit 99.1

Lipocine to Host Virtual KOL Event on LPCN 2401 for Improved Body Composition in

Obesity Management on October 16, 2024

SALT LAKE CITY, October 2, 2024 /PRNewswire/ — Lipocine Inc. (NASDAQ: LPCN), a biopharmaceutical company leveraging its proprietary technology platform to augment therapeutics through effective oral delivery, today announced that it will host a virtual key opinion leader (KOL) event on LPCN 2401 for improved body composition in obesity management on Wednesday, October 16, 2024 at 11:00 am ET. To register, click here.

The event will feature Frank Greenway, MD (Professor and Chief Medical Officer at Pennington Biomedical Research Center), who will discuss the unmet needs and current treatment landscape in obesity management with a focus on fat loss and lean muscle mass preservation for patients on incretin therapies.

The event will also review positive data from the Phase 2 study of LPCN 2401, comprised of an oral proprietary androgen receptor agonist, which showed significant improvements in body composition. The data support the potential for LPCN 2401 to be used as an adjunct with incretin mimetics (GLP-1/GIP agonists) or as a monotherapy, including post incretin mimetic discontinuation.

A live question and answer session will follow the formal presentation.

About LPCN 2401

LPCN 2401 is an oral formulation comprised of a proprietary anabolic androgen receptor agonist targeted for once daily regimen. Data from preclinical and clinical studies support the potential of LPCN 2401 in preserving lean mass while reducing fat mass (preferentially VAT and android fat) and beneficial liver and bone health effects. As adjunct therapy to incretin mimetics, LPCN 2401 has potential to amplify GLP-1 action, ameliorate loss of muscle mass, improve muscle quality and functionality, and amplify fat mass loss with improved body composition, with no overlapping GI side effects. Moreover, post incretin mimetic discontinuation, LPCN 2401 has potential to attenuate weight gain, prevent “fat overshoot,” and accelerate lean mass rebound.

About Lipocine

Lipocine is a biopharmaceutical company leveraging its proprietary technology platform to augment therapeutics through effective oral delivery to develop differentiated products. Lipocine has drug candidates in development as well as drug candidates for which we are exploring partnerships. Our drug candidates represent enablement of differentiated, patient friendly oral delivery options for favorable benefit to risk profile which target large addressable markets with significant unmet medical needs.

Lipocine’s clinical development candidates include: LPCN 1154, oral brexanolone, for the potential treatment of postpartum depression; LPCN 2101, for the potential treatment of epilepsy; LPCN 2203, an oral candidate targeted for the management of essential tremor; LPCN 2401, comprised of an oral proprietary anabolic androgen receptor agonist, as an adjunct therapy to incretin mimetics as an aid for improved body composition in chronic weight management; and LPCN 1148, a novel androgen receptor agonist prodrug for oral administration targeted for the management of symptoms associated with liver cirrhosis. Lipocine is exploring partnering opportunities for LPCN 1107, our candidate for prevention of preterm birth, LPCN 1154, for rapid relief of postpartum depression, LPCN 2401 for chronic weight management, LPCN 1148 for the management of decompensated cirrhosis, and LPCN 1144, our candidate for treatment of non-cirrhotic NASH. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate developed by Lipocine, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding our product development efforts, our strategic plans for developing products, our ability to monetize product candidates, including through entering into partnering arrangements, our product candidates and related clinical trials, the achievement of milestones within and completion of clinical trials, the timing and completion of regulatory reviews, outcomes of clinical trials of our product candidates, and the potential uses and benefits of our product candidates. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that we may not be successful in developing product candidates, we may not have sufficient capital to complete the development processes for our product candidates, we may not be able to enter into partnerships or other strategic relationships to monetize our non-core assets, the FDA will not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals, and our ability to utilize a streamlined approval pathway for LPCN 1154, the results and timing of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

SOURCE Lipocine Inc.

For further information:

Krista Fogarty

Phone: (801) 994-7383

kf@lipocine.com

Investors:

PJ Kelleher

Phone: (617) 430-7879

pkelleher@lifesciadvisors.com